EX‑35.4

(logo) Prudential

                                                                                                                                        Prudential Asset Resources, Inc.

Prudential Mortgage Capital Company

2100 Ross Avenue, Suite 2500 Dallas, TX 75201

Tel 877-937-4500

Wells Fargo Bank, National Association

Attn: Commercial Mtg Servicing

MAC D1086-120

550 South Tryon Street,14th Floor

Charlotte, NC 28202

RE:        Commercial Mortgage Pass-Through, WFRBS 2013-C13

Period:   January 1, 2014 to December 31, 2014 (the "Reporting Period")

Annual Compliance Statement

I, Hal Collett, in my capacity as President and Managing Director of Prudential Asset Resources, Inc. (the "Company") hereby certify with regard to the Company's role as Primary Servicer under the Pooling and Servicing Agreement, (the "Agreement") dated as of May 1, 2013 pertaining to the above-referenced certificates, that:

(i)            a review of the activities of the Company under the Agreement during the Reporting Period, and of the performance of the Company under the Agreement has been made under my supervision, and

(ii)           to the best of my knowledge, based on such review, the Company has fulfilled  all its obligations under the Agreement in all material respects throughout the Reporting Period.

Effective as of February 24, 2015

/s/ Hal Collett

Hal Collett

President and Managing Director

Prudential Asset Resources, Inc.